Exhibit 99.1

NeoGenomics Announces Chief Executive Officer Appointment

Chris Smith named CEO effective August 15, 2022; Interim CEO Lynn Tetrault to resume role of independent Chair of the Board

Ft. Myers, Florida – July 21, 2022 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of oncology testing and global contract research services, today announced that industry veteran Chris Smith has been appointed Chief Executive Officer and a member of the board of directors effective August 15, 2022. Concurrently, Chair of the Board and Interim CEO Lynn Tetrault will resume her role as independent Chair of the Board while assisting in the transition of responsibilities.
“We are thrilled that Chris has agreed to join NeoGenomics as CEO. The other directors and I are confident that he is the right person to lead our company moving forward. Chris is a remarkable leader with strong cultural values, diagnostic industry experience, and an extensive history of operating success. Chris will be an excellent addition to our talented management team.” said Lynn Tetrault, NeoGenomics’ Chair of the Board and Interim Chief Executive Officer.
Mr. Smith will join NeoGenomics after serving as CEO of Ortho Clinical Diagnostics (“Ortho Clinical”) from 2019 to May 2022. During his leadership, Ortho Clinical raised $1.45 billion in funding in a Q1 2021 initial public offering and achieved accelerated revenue growth while simultaneously improving profitability. Mr. Smith also successfully guided the company through a combination with Quidel that closed in May 2022.
Prior to Ortho Clinical, Mr. Smith served in key executive leadership positions at Cochlear Limited, a global market leader in implantable hearing solutions with over $1.2 billion in annual revenue. Having initially joined Cochlear as President of Cochlear Americas in 2004, Mr. Smith helped grow division revenue from $80 million to over $400 million before being named CEO in 2015. During his tenure as CEO from 2015 to 2018, Mr. Smith oversaw 35% organic improvement in annual revenues and improving profitability.
Before joining Cochlear, Mr. Smith served as a CEO in residence at global private equity firm Warburg Pincus and Global Group President at Gyrus Group Plc. Prior to that he served in a variety of leadership roles at Abbott, KCI, Prism and Cardinal Health. Mr. Smith has a Bachelor of Science degree from Texas A&M University.
Mr. Smith will be relocating to, and working out of, the NeoGenomics global headquarters in Fort Myers, Florida.
“I’m excited to join NeoGenomics at a pivotal time in the company’s history. In an underserved and growing oncology market, NeoGenomics, a market leader in oncology testing and information, is well positioned to bring business model innovation and elite service levels to both our clinical physician customers and BioPharma partners. NeoGenomics has a critically important role to play in the oncology ecosystem helping to enhance the lives of millions of cancer patients.
I’m honored to be joining the mission-driven culture and talented team at NeoGenomics.” said Chris Smith incoming NeoGenomics Chief Executive Officer and Board Member.
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services, providing one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.

NeoGenomics is committed to connecting patients with life altering therapies and trials. We believe that, together, with our partners, we can help patients with cancer today and the next person diagnosed tomorrow. In carrying out these commitments, NeoGenomics seeks to adhere to all relevant data protection laws, to provide transparency and choice to patients regarding the handling and use of their data through our Notice of Privacy Practices, and invest in leading technologies to ensure the data we maintain is secured at all times.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo and Carlsbad, California; Research Triangle Park, North Carolina; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland; Singapore and China. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia.
We routinely post information that may be important to investors on our website at www.neogenomics.com.
Forward Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” expect,” plan,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project, “guidance,” “plan,” “potential” and other words of similar meaning, although not all forward-looking statements include these words. These forward-looking statements address various matters, including statements regarding the future success of the Company. Each forward-looking statement contained in this press release is subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to ensure a smooth transition of responsibilities between members of its management team, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 as well as other information previously filed with the SEC.
We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document (unless another date is indicated), and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.
For further information, please contact:
NeoGenomics, Inc.
Charlie Eidson
Director, Investor Relations and Corporate Development
T: 239.768.0600 x2726
M: 952.221.8816
charlie.eidson@neogenomics.com